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					   Pacific Softworks
					Financial Data Schedule
				Years ended December 31, 1999 and 1998

PACIFIC SOFTWORKS, INC.
FINANCIAL DATA TABLE
YEAR ENDED DECEMBER 31, 1998 AND 1999
					                                                  1998	         1999
ITEM 5-02	(1)	Cash			                                 224,031	    1,661,708
	(2)	Marketable securities		                                0             0
	(3) (a) (1)	Notes and accounts receivable - trade	   355,302	    1,248,737
	(4)	Allowance for doubtful accounts	                  86,400	       72,986
	(6)	Inventory			                                           0             0
	(9)	Total current assets		                           551,456	    2,913,212
	(13)	Property, plant and equipment	                  430,957	      667,592
	(14)	Accumulated depreciation		                      348,761	      426,589
	(18)	Total assets			                                 643,326    	3,167,408
	(21)	Total current liabilities		                     328,979	      390,546
	(22)	Bonds, Mortages and similar debt	                     0             0
	(28)	Preferred stock - mandatory redemption	               0             0
	(29)	Preferred stock - no mandatory redemption	            0             0
	(30)	Common stock		                                  177,858    	5,047,027
	(31)	Other stockholders' equity		                     11,163	       25,578
	(32)	Total liabilities and stockholders' equity     	643,326	    3,167,408

ITEM 5-03	(b) 1 (a)	Net sales of tangible products	 2,479,589	    1,817,654
	(b) 1 	Total revenues		                            2,787,397	    2,242,544
	(b) 2 (a)	Cost of tangible goods sold		              100,336   	   167,486
	(b) 2 	Total operating costs and expenses	         3,110,821	    4,666,954
	(b) 3	Other costs and expenses		                           0             0
	(b) 5	Provision for doubtful accounts and notes	      50,000	            0
	(b) (8)	Interest and amortization of debt discount	        0         6,501
	(b) (10)	Income before income taxes	             	  (473,760)  	(2,464,067)
	(b) (11)	Income tax expense		                              0             0
	(b) (14)	Income/loss continuing operations	         (473,760)  	(2,464,067)
	(b) (15)	Discontinued operations		                         0	            0
	(b) (17)	Extraordinary items		                             0             0
	(b) (18)	Cummulative effect - change in
           accounting principles	                           0             0
	(b) (19)	Net income or loss		                       (473,760)	  (2,464,067)
	(b) (20)	Earnings per share - primary		               ($0.14)       ($0.62)
	(b) (20)	Earnings per share - fully diluted	          ($0.14)	      ($0.62)






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